Exhibit 99.1

For Immediate Release:  April 28, 2011

Bridge Capital Holdings Reports Financial Results
For the First Quarter Ended March 31, 2011

Conference Call and Webcast Scheduled for Thursday, April 28, 2011 at
5:00 p.m. Eastern Time

San Jose, CA – April 28, 2011 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2011.

The Company reported net operating income of $1.6 million for the three months ended March 31, 2011 representing an increase of $1.2 million, or 330%, compared to net operating income of $365,000 for the same period one year ago.

Net income available to common shareholders was reduced by preferred dividends of $200,000 resulting in earnings per diluted common share of $0.09 for the first quarter of 2011.  Net income available to common shareholders was reduced by preferred dividends of $1.1 million during the first quarter of 2010 resulting in a loss per diluted common share of $(0.11).

For the quarter ended March 31, 2011, the Company’s return on average assets and return on average equity were 0.62% and 4.69%, respectively, and compared to 0.19% and 1.35%, respectively, for the same period in 2010.

“Our first quarter results reflect the improving trend of profitability that we expect to achieve in 2011.  This performance was driven by continued new client acquisition, solid growth in average loan and deposit balances, improving revenue, and declining credit costs,” commented Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank.  “As the economic and business environment continues to gradually improve in our core markets, we believe Bridge Bank is ideally positioned to capitalize on opportunities as they emerge.”

First Quarter Highlights

•
Successfully completed the redemption of $24.0 million in Series C Preferred Stock issued to the U.S. Treasury under the Troubled Asset Relief Program's Capital Purchase Program.  Resulting regulatory capital ratios continue to substantially exceed the definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.23%, a Tier I Capital Ratio of 16.98%, and a Tier I Leverage Ratio of 13.68% at March 31, 2011.

•
Income before taxes and provision for credit losses was $3.4 million for the first quarter of 2011.  This represented an increase of $1.0 million, or 42%, compared to $2.4 million for the quarter ended December 31, 2010 and an increase of $1.5 million, or 82%, compared to $1.8 million for the same period one year ago.

•
Total revenue increased for the fourth consecutive quarter to $13.6 million for the first quarter of 2011, compared to $13.5 million for the quarter ended December 31, 2010 and $11.5 million for the same period one year ago.

•
Net interest income of $11.1 million for the quarter ended March 31, 2011 represented a decrease of $361,000, or 3%, compared to $11.4 million for the quarter ended December 31, 2010 and an increase of $1.2 million, or 12%, compared to the quarter ended March 31, 2010.

•	Net interest margin of 4.66% for the quarter ended March 31, 2011, compared to 4.97% for the quarter ended December 31, 2010 and 5.05% for the quarter ended March 31, 2010.

•
Provision for loan losses for the first quarter of 2011 was $750,000 which resulted in an allowance for credit losses that represented 2.40% of gross loans at March 31, 2011, compared with 2.39% at December 31, 2010 and 2.76% one year earlier.   At March 31, 2011, the allowance for credit losses represented coverage of 106.37% of nonperforming loans, compared to 93.11% at December 31, 2010 and 122.23% at March 31, 2010

•	Net charge-offs were $1.1 million for the quarter ended March 31, 2011 compared to $1.7 million for the quarter ended December 31, 2010 and $1.1 million for the same period one year ago.

•
Nonperforming assets were $23.9 million, or 2.40% of total assets, as of March 31, 2011, compared to $23.3 million, or 2.27% of total assets, as of December 31, 2010 and $19.8 million, or 2.31% of total assets, at March 31, 2010.  The increase in nonperforming assets during the first quarter of 2011 was a result of an increase in “other real estate owned” (OREO) of $3.0 million, offset in part by a decrease in nonperforming loans of $2.4 million.

•
Nonperforming loans were $14.3 million, or 2.26% of total gross loans, as of March 31, 2011, compared to $16.7 million, or 2.56% of total gross loans, as of December 31, 2010 and $13.2 million, or 2.26% of total gross loans, at March 31, 2010.

•
As of March 31, 2011, total assets were $998.4 million.  For the quarter ended March 31, 2011, total average assets were $1.02 billion, representing an increase of $55.4 million, or 6%, compared to $968.6 million for the quarter ended December 31, 2010, and an increase of $181.0 million, or 22%, from $843.8 million for the same period one year ago.

•
Total deposits were $827.7 million as of March 31, 2011.  For the quarter ended March 31, 2011, total average deposits were $850.6 million, representing an increase of $39.6 million, or 5%, compared to $811.0 million for the quarter ended December 31, 2010, and an increase of $148.0 million, or 21%, from $702.6 million for the same period one year ago.  At March 31, 2011, demand deposits and core deposits represented 58.0% and 94.9%, respectively, of total deposits.  Demand deposits and core deposits represented 53.0% and 94.9% of total deposits at December 31, 2010, respectively, and represented 50.5% and 90.8% of total deposits at March 31, 2010, respectively.

•
As of March 31, 2011, total gross loans were $631.7 million.  For the quarter ended March 31, 2011, total average gross loans were $627.3 million, representing an increase of $15.9 million, or 3%, compared to $611.4 million for the quarter ended December 31, 2010, and an increase of $56.3 million, or 10%, from $571.0 million for the same period one year ago.

Net Interest Income and Margin

Net interest income of $11.1 million for the quarter ended March 31, 2011 represented a decrease of $361,000, or 3%, compared to $11.4 million for the quarter ended December 31, 2010 and an increase of $1.2 million, or 12%, compared to the quarter ended March 31, 2010.  The increase from prior year was primarily attributable to a lower cost of funds, an increase in earning assets, and a decrease during the current quarter in nonperforming loans, offset in part by decreased leverage.  Average earning assets of $963.3 million for the quarter ended March 31, 2011 increased $170.0 million, or 21%, compared to $793.3 million for the same quarter in 2010.  The Company’s loan-to-deposit ratio, a measure of leverage, averaged 73.75% during the quarter ended March 31, 2011, which represented a decrease compared to an average of 81.27% for the same quarter of 2010.

Changes in short-term interest rates impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates.  As such, the nature of the Company’s balance sheet is that over time, as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities.  The Company’s prime rate has remained 3.25% throughout 2010 and the first quarter of 2011.

The Company’s net interest margin of 4.66% for the quarter ended March 31, 2011, compared to 4.97% for the quarter ended December 31, 2010 and 5.05% for the quarter ended March 31, 2010.  The decrease in net interest margin from prior year was primarily due to a lower yield on earning assets combined with decreased leverage.  The negative impact of reversal or foregone interest due to nonperforming assets was 9 basis points in the first quarter of 2011 compared to 13 basis points in the first quarter of 2010.

Non-Interest Income

The Company’s non-interest income for the quarter ended March 31, 2011 was $2.5 million compared to $1.6 million for the same period one year ago.  Non-interest income for the quarter ending March 31, 2011 included $641,000 as a result of a gain on the sale of SBA loans.  The Company did not sell any SBA loans during the first quarter of 2010.

Net interest income and non-interest income comprised total revenue of $13.6 million for the three months ended March 31, 2011 compared to $11.5 million for the same period one year earlier, representing an increase of $2.1 million, or 18%.

Non-Interest Expense

Non-interest expense was $10.2 million for the quarter ended March 31, 2011, compared to $9.7 million for the same period in 2010.

Salary and benefits expense for the quarter ended March 31, 2011 was $5.4 million compared to $5.3 million for the same period in 2010.  As of March 31, 2011, the Company employed 168 full-time equivalents (FTE) compared to 164 FTE at March 31, 2010.

“Other real estate owned” and loan related charges were $586,000 and for the quarter ended March 31, 2011, compared to $340,000 for the same period one year ago.  The increase in “other real estate owned” and loan related charges was primarily attributed to increased loan related charges.

Regulatory assessments related to participation in the Transaction Guarantee Program as well as FDIC insurance pertaining to deposit balances, totaled $803,000 for the quarter ended March 31, 2011, compared to $608,000 for the same period one year ago.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 75.25% for the quarter ended March 31, 2011, compared to 83.93% for the same period one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2011 of $998.4 million, compared to $858.8 million on the same date one year ago.  The increase in total assets of $139.7 million, or 16%, compared to March 31, 2010 was primarily due to a higher loan balances as a result of liquidity from increased low cost deposits.    Total assets at March 31, 2011 compared to $1.03 billion at December 31, 2010 representing a decrease of $31.3 million, or 3%.  The decrease in total assets compared to December 31, 2010 was primarily due to a reduction in the loan portfolio and securities available for sale.

The Company reported total gross loans outstanding at March 31, 2011 of $631.7 million, which represented an increase of $45.9 million, or 8%, over $585.8 million at March 31, 2010.   The increase was primarily attributable to growth in the factoring and asset-based lending portfolio.  Gross loans outstanding at March 31, 2011 represented a $19.9 million decrease from $651.5 million at December 31, 2010.  The decrease was primarily attributable to expected principal reductions in the commercial lending portfolio.

The Company’s total deposits were $827.7 million as of March 31, 2011, which represented an increase of $109.1 million, or 15%, compared to $718.6 million at March 31, 2010.  The increase in deposits was primarily due to an increase of $118.5 million in non-interest bearing demand balances and an increase in money market accounts of $15.1 million, offset by the intentional reduction in time deposits, which decreased by $23.6 million.  Deposits at March 31, 2011 represented a decrease of $20.2 million, or 2%, from $847.9 million at December 31, 2010.  The decrease from December 31, 2010 was primarily due to a decrease in money market accounts, offset in part by an increase in non-interest bearing demand balances.

Demand deposits represented 58.0% of total deposits at March 31, 2011, up from 53.0% at December 31, 2010 and 50.5% at March 31, 2010.  Core deposits represented 94.9% of total deposits at March 31, 2011, compared to 94.9% at December 31, 2010 and 90.8% at March 31, 2010.

Credit Quality

Nonperforming assets were $23.9 million, or 2.40% of total assets, as of March 31, 2011, compared to $23.3 million, or 2.27% of total assets, as of December 31, 2010 and $19.8 million, or 2.31% of total assets, at March 31, 2010.  The nonperforming assets at March 31, 2011 consisted of loans on nonaccrual or 90 days or more past due totaling $14.3 million, and “other real estate owned” (OREO) valued at $9.7 million.

Nonperforming loans at March 31, 2011 were comprised of loans with legal contractual balances totaling approximately $19.6 million reduced by impairment charges of $5.3 million which have been charged against the allowance for credit losses.

Nonperforming loans were $14.3 million, or 2.26% of total gross loans, as of March 31, 2011, compared to $16.7 million, or 2.56% of total gross loans, as of December 31, 2010 and $13.2 million, or 2.26% of total gross loans, at March 31, 2010.

The carrying value of OREO was $9.7 million as of March 31, 2011, compared to $6.6 million as of December 31, 2010 and $6.6 million as of March 31, 2010.

The Company charged-off $1.8 million during the three months ended March 31, 2011 compared to $2.3 million charge-off during the three months ended December 31, 2010 and $2.1 million charged-off during the three months ended March 31, 2010.  During the three months ended March 31, 2011 the Company recognized $632,000 in loan recoveries compared to $688,000 in loan recoveries during the three months ended December 31, 2010 and $944,000 in loan recoveries during the same period of 2010.

The allowance for loan losses was $15.2 million, or 2.40% of total loans, at March 31, 2011, compared to $15.5 million, or 2.39% of total loans, at December 31, 2010 and $16.2 million, or 2.76% of total loans, at March 31, 2010.  The provision for credit losses for the three months ended March 31, 2011 was $750,000 compared to $2.0 million and $1.3 million for the quarters ending December 31, 2010 and March 31, 2010, respectively.  The decrease in the provision for credit losses in the first quarter of 2011 reflects the improving condition of the loan portfolio.

“We continue to make significant progress in reducing the level of credit stress in the Company,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer.  “Nonperforming loans declined $2.4 million from December 31, 2011 and the balance at March 31, 2011 included one loan of $2.4 million that was 90 days past due, but still accruing interest, which was collected in full in early April 2011.  Even with a lower required provision, we supported the overall level of allowance for loan losses and significantly improved the reserve coverage of nonperforming loans.

Capital Adequacy

During the first quarter of 2011, the Company successfully completed the redemption of $24.0 million in Series C Preferred Stock issued to the U.S. Treasury under the Troubled Asset Relief Program's Capital Purchase Program.  Repayment of the TARP funds will save Bridge Capital Holdings approximately $1.2 million in annual preferred dividends.

The Company’s capital ratios at March 31, 2011 continue to substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 18.23%, a Tier I Capital Ratio of 16.98%, and a Tier I Leverage Ratio of 13.68%.  Additionally, the Company’s tangible common equity ratio at March 31, 2011 was 12.26% and book value per common share was $8.12, representing an increase of $0.12, or 2%, from $8.00 at March 31, 2010.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.477.1461 from the United States, or 973.409.9694 from outside the United States, and providing the conference ID 62671568. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through May 12, 2011 by dialing 800.642.1687 from the United States, or 706.645.9291 from outside the United States, and entering the conference ID 62671568. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q  on file with the  Securities and Exchange  Commission.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended
	03/31/11	12/31/10	03/31/10

INTEREST INCOME
Loans	$10,816	$11,018	$10,106
Federal funds sold	82	75	59
Investment securities available for sale	802	962	547
Other	10	17	45
Total interest income	11,710	12,072	10,757

INTEREST EXPENSE
Deposits	306	378	641
Other	346	275	241
Total interest expense	652	653	882

Net interest income	11,058	11,419	9,875
Provision for credit losses	750	1,950	1,250
Net interest income after provision
for credit losses	10,308	9,469	8,625

NON-INTEREST INCOME
Service charges on deposit accounts	675	656	545
International Fee Income	546	464	428
Other non-interest income	1,325	967	653
Total non-interest income	2,546	2,087	1,626

OPERATING EXPENSES
Salaries and benefits	5,378	5,892	5,284
Premises and fixed assets	972	961	1,052
Other	3,887	4,287	3,317
Total operating expenses	10,237	11,140	9,653

Income (loss) before income taxes	2,617	416	598
Income tax expense (benefit)	1,047	267	233

NET INCOME (LOSS)	$1,570	$149	$365

Preferred dividends	200	298	1,060
Net income (loss) available to
common shareholders	$1,370	$(149)	$(695)

EARNINGS (LOSS) PER SHARE
Basic earnings (loss) per share	$0.10	$(0.01)	$(0.11)
Diluted earnings (loss) per share	$0.09	$(0.01)	$(0.11)
Average common shares outstanding	14,089,577	11,921,615	6,576,923
Average common and equivalent
shares outstanding	14,466,839	11,921,615	6,576,923

PERFORMANCE MEASURES
Return on average assets	0.62%	0.06%	0.19%
Return on average equity	4.69%	0.47%	1.35%
Efficiency ratio	75.25%	82.48%	83.93%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10

ASSETS
Cash and due from banks	$15,001	$8,676	$17,599	$20,688	$10,273
Federal funds sold	108,520	114,240	125,155	131,955	114,790
Interest-bearing deposits	1,560	2,539	3,028	5,658	8,053
Investment securities available for sale	204,177	217,303	151,119	125,591	107,317
Loans:
Commercial	256,865	269,034	245,894	238,288	243,672
SBA	65,537	67,538	60,005	58,198	56,037
Real estate construction	35,291	40,705	39,416	37,322	34,330
Land and land development	8,235	9,072	9,558	10,202	12,245
Real estate other	139,499	138,633	141,245	144,433	145,959
Factoring and asset-based lending	122,052	122,542	105,172	102,774	88,127
Other	4,193	4,023	3,917	4,456	5,396
Loans, gross	631,672	651,547	605,207	595,673	585,766
Unearned fee income	(1,422)	(1,444)	(1,509)	(1,581)	(1,518)
Allowance for credit losses	(15,171)	(15,546)	(15,248)	(15,137)	(16,155)
Loans, net	615,079	634,557	588,450	578,955	568,093
Premises and equipment, net	2,396	2,580	2,833	3,018	3,314
Accrued interest receivable	3,592	3,439	3,185	3,098	3,055
Other assets	48,112	46,397	48,606	46,404	43,876
Total assets	$998,437	$1,029,731	$939,975	$915,367	$858,771

LIABILITIES
Deposits:
Demand noninterest-bearing	$475,287	$443,806	$432,714	$361,980	$356,787
Demand interest-bearing	5,096	5,275	5,164	5,410	6,019
Money market and savings	305,113	355,772	311,107	343,886	289,984
Time	42,215	43,093	46,460	63,108	65,834
Total deposits	827,711	847,946	795,445	774,384	718,624

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	-	7,672	-	-	-
Accrued interest payable	36	48	60	134	112
Other liabilities	30,797	14,235	13,978	11,541	12,015
Total liabilities	876,071	887,428	827,010	803,586	748,278

SHAREHOLDERS' EQUITY
Preferred stock	-	23,864	23,864	23,864	23,864
Common stock	106,112	104,843	74,322	73,853	72,741
Retained earnings	17,154	15,784	15,933	14,910	14,453
Accumulated other comprehensive (loss)	(900)	(2,188)	(1,154)	(846)	(565)
Total shareholders' equity	122,366	142,303	112,965	111,781	110,493
Total liabilities and shareholders' equity	$998,437	$1,029,731	$939,975	$915,367	$858,771

CAPITAL ADEQUACY
Tier I leverage ratio	13.68%	16.67%	14.44%	14.94%	15.17%
Tier I risk-based capital ratio	16.98%	19.61%	17.18%	17.41%	17.96%
Total risk-based capital ratio	18.23%	20.87%	18.45%	18.68%	19.23%
Total equity/ total assets	12.26%	13.82%	12.02%	12.21%	12.87%
Book value per common share	$8.12	$8.16	$8.13	$8.04	$8.00

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended March 31,
	2011			2010

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$627,315	6.99%	$10,816	$571,049	7.18%	$10,106
Federal funds sold	142,862	0.23%	82	101,928	0.23%	59
Investment securities	188,549	1.73%	802	111,235	1.99%	547
Other	4,544	0.89%	10	9,056	2.02%	45
Total interest earning assets	963,270	4.93%	11,710	793,268	5.50%	10,757

Noninterest-earning assets:
Cash and due from banks	21,994			16,495
All other assets (3)	39,532			34,007
TOTAL	$1,024,796			$843,770

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$6,545	0.06%	$1	$6,058	0.13%	$2
Money market and savings	345,187	0.27%	227	274,861	0.53%	358
Time	43,608	0.73%	78	75,335	1.51%	281
Other	24,436	5.74%	346	17,749	5.51%	241
Total interest-bearing liabilities	419,776	0.63%	652	374,003	0.96%	882

Noninterest-bearing liabilities:
Demand deposits	455,292			346,367
Accrued expenses and
other liabilities	14,093			13,646
Shareholders' equity	135,635			109,754
TOTAL	$1,024,796			$843,770

Net interest income and margin		4.66%	$11,058		5.05%	$9,875

(1)	Loan fee amortization of $1.2 million and $897,000, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $15.7 million and $16.2 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	03/31/11	12/31/10	09/30/10	06/30/10	03/31/10

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$15,546	$15,248	$15,137	$16,155	$16,012
Provision for credit losses, quarterly	750	1,950	350	1,150	1,250
Charge-offs, quarterly	(1,757)	(2,340)	(1,268)	(2,520)	(2,051)
Recoveries, quarterly	632	688	1,029	352	944
Balance, end of period	$15,171	$15,546	$15,248	$15,137	$16,155

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$11,821	$16,696	$19,641	$21,886	$13,217
Loans with principal or interest contractually past
due 90 days or more and still accruing interest	2,442	-	-	-	-
Nonperforming loans	14,263	16,696	19,641	21,886	13,217
Other real estate owned	9,666	6,645	8,625	7,833	6,626
Nonperforming assets	$23,929	$23,341	$28,266	$29,719	$19,843

Loans restructured and in compliance with
modified terms	4,456	4,494	4,474	4,380	12,076
Nonperforming assets and restructured loans	$28,385	$27,835	$32,740	$34,099	$31,919

Nonperforming Loans by Asset Type:
Commercial	$1,365	$300	$109	$665	$1,202
Land	2,595	3,176	4,025	4,220	3,933
Construction	-	5,342	6,480	6,888	3,568
Other real estate	10,303	7,878	9,027	9,913	4,514
Other	-	-	-	200	-
Nonperforming loans	$14,263	$16,696	$19,641	$21,886	$13,217

ASSET QUALITY
Allowance for credit losses / gross loans	2.40%	2.39%	2.52%	2.54%	2.76%
Allowance for credit losses / nonperforming loans	106.37%	93.11%	77.63%	69.16%	122.23%
Nonperforming assets / total assets	2.40%	2.27%	3.01%	3.25%	2.31%
Nonperforming loans / gross loans	2.26%	2.56%	3.25%	3.67%	2.26%
Net quarterly charge-offs / gross loans	0.18%	0.25%	0.04%	0.36%	0.19%